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                   SECOND SUPPLEMENT TO THE OFFER TO PURCHASE
                             DATED DECEMBER 8, 1999

                              SW ACQUISITION, INC.
             A WHOLLY-OWNED SUBSIDIARY OF STOCKWALK.COM GROUP, INC.
            HAS AMENDED ITS OFFER AND IS NOW OFFERING TO PURCHASE FOR
                   CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            KINNARD INVESTMENTS, INC.
                                       FOR
                           $8.00 NET PER SHARE IN CASH


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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON MONDAY, JANUARY 31, 2000, UNLESS THE OFFER IS EXTENDED TO A LATER DATE AND TIME (THE "EXPIRATION DATE"). SHARES THAT ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES, WHICH, WHEN ADDED TO THE NUMBER OF SHARES BENEFICIALLY OWNED BY SW ACQUISITION, INC. (THE "PURCHASER") AND ITS AFFILIATES, REPRESENTS A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF KINNARD INVESTMENTS, INC. (THE "COMPANY") ON A FULLY-DILUTED BASIS (THE "MINIMUM TENDER CONDITION"), (2) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE COMPANY HAS NOT, AMONG OTHER THINGS, ADOPTED A SHAREHOLDER RIGHTS PLAN OR OTHER PROTECTIVE MEASURE OR VOTED TO INCREASE THE NUMBER OF OUTSTANDING SHARES OF CAPITAL STOCK TO MORE THAN 5,626,115 SHARES OF COMMON STOCK (THE "ANTI-POISON PILL/DILUTION CONDITION"), AND (3) THAT THE PURCHASER HAS OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO CONSUMMATE THE OFFER (THE "FINANCING CONDITION").

     THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 14 AND 15 OF THE OFFER.

                                    IMPORTANT

     STOCKWALK.COM GROUP, INC. ("STOCKWALK") AND THE PURCHASER ARE STILL SEEKING TO NEGOTIATE WITH THE COMPANY REGARDING THE ACQUISITION OF THE COMPANY BY THE PURCHASER. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE PURCHASE PRICE) UPON, AMONG OTHER THINGS, ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, COMMON STOCK OF STOCKWALK, AND/OR OTHER SECURITIES IN SUCH AMOUNTS AS ARE NEGOTIATED BY STOCKWALK, THE PURCHASER AND THE COMPANY.

                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                RJ STEICHEN & CO


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                                    IMPORTANT

     Any shareholder desiring to tender Shares should complete and sign the Letter of Transmittal which accompanied the Offer to Purchase dated December 8, 1999 in accordance with the instructions in such Letter of Transmittal and (a) mail or deliver it together with the certificate(s) representing tendered shares to the Depositary, or (b) tender such shares pursuant to the procedures for book-entry transfer set forth Section 3 ("Procedures for Accepting the Offer and Tendering Shares") of the Offer to Purchase, or request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee of such shareholder's desires to tender such Shares.

     A shareholder who desires to tender Shares, and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer as described in Section 3 of the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed deliver set forth in Section 3 of the Offer to Purchase.

     Questions and requests for assistance, or additional copies of the Offer to Purchase, this supplement ("Second Supplement"), the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for additional copies of the Offer to Purchase, this Second Supplement, the Letter of Transmittal, or other tender offer materials.


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                                  INTRODUCTION

         The following information amends and supplements the Offer to Purchase dated December 8, 1999 (as amended and supplemented by the Schedule 14D-1 to which the Offer to Purchase is an exhibit and Schedule 14D-1A to which the first Supplement to the Offer to Purchase is an exhibit) of SW Acquisition, Inc., a Minnesota corporation (the "Purchaser") and a wholly owned subsidiary of Stockwalk.com Group, Inc., a Minnesota corporation ("Stockwalk"). Pursuant to this Second Supplement, the Purchaser is now offering to purchase all shares of common stock par value $.02 per share (the "Shares"), of Kinnard Investments, Inc., a Minnesota corporation (the "Company"), at a price of $8.00 per share, net to Seller in cash without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Second Supplement and the first Supplement and in the related Letter of Transmittal (which together constitute the "Offer").

     Except as otherwise set forth in this second Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Second Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase.

     By this Offer, Purchaser is:

     1. Increasing the Offer Price from $7.50 per share to $8.00 per share, without interest;

     2. Waiving the Business Combination Condition which required that the Company take appropriate measures such that the Offer is approved in accordance with the Minnesota Business Combination Act; and

     3.   Extending the Offer until January 31, 2000.

     The Offer remains subject to the fulfillment of certain conditions, including the following: (1) The Minimum Tender Condition; (2) The Anti-Poison Pill/Dilution Condition; and (3) The Financing Condition. If the minimum number of Shares are tendered the total Purchase Price would be $20,809,272 and if all Shares and option Shares, other than those owned by the Purchaser are purchased, the total Purchase Price would be $43,313,720. See the "Introduction" and Sections 14 ("Certain Conditions of the Offer") and 15 ("Certain Legal Matters; Required Regulatory Approvals") of the Offer to Purchase.

     Procedures for tendering shares are set forth in Section 3 ("Procedures for Accepting the Offer and Tendering Shares") of the Offer to Purchase. Tendering shareholders may use the original (blue) Letter of Transmittal and the original (green) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase. Although the original Letter of Transmittal refers to the Offer to Purchase dated December 8, 1999, shareholders using the Letter of Transmittal to tender their shares will nevertheless receive $8.00 per share for each Share validly tendered and not withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer.

     Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Offer. Shareholders are not required to take any further action with respect to such shares in order to receive the increased Offer Price of $8.00 per share if Shares are accepted for payment and

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paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See Section 4 ("Withdrawal Rights") of the Offer to Purchase for the procedures for withdrawing Shares tendered pursuant to the Offer.

     The Offer to Purchase, the first Supplement, this Second Supplement and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

1.   INCREASED OFFER PRICE AND EXTENSION OF OFFER

     The discussion set forth in Section 1 ("Terms of the Offer") of the Offer to Purchase is hereby amended and supplemented as follows:

     The price per Share to be paid to tendering shareholders has been increased from $7.50 per share to $8.00 per share, net to the Seller in cash. All shareholders whose Shares are validly tendered and not withdrawn and accepted for payment pursuant to the Offer (including shares tendered prior to the date of this Second Supplement) will receive the increased price. The expiration date has been extended to 12:00 midnight, New York City time, on Monday, January 31, 2000, unless and until the Purchaser, in its sole discretion, shall further extend the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

2.   WAIVER OF THE BUSINESS COMBINATION CONDITION:

     The discussion entitled "Certain Conditions to the Offer" set forth in the Introduction of the Offer to Purchase is hereby amended and supplemented as follows:

     The Purchaser waives the Business Combination Condition, which required that a committee of the Company's disinterested directors approve the Purchaser's acquisition of Shares prior to the Purchaser acquiring beneficial ownership, directly or indirectly, of at least ten percent (10%) of the Company's outstanding Shares in accordance with the Minnesota Business Combination Act. Minnesota Statute ss. 302A.673.

3.   CLARIFICATION REGARDING FEES.

     The discussion set forth in the Introduction of the Offer to Purchase is hereby amended and supplemented as follows:

     As is indicated in the Offer to Purchase, tendering Shareholders will not be obligated to pay brokerage fees or commissions or, subject to certain exceptions, stock transfer taxes in connection with the sale of their Shares. Shareholders may, however, incur fees associated with the tender of Shares held in custodial or other beneficiary accounts.

4.   AMENDMENT TO ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE SHARES.

     The discussion set forth in Section 2 ("Acceptance for Payment and Payment for the Shares") of the Offer to Purchase is hereby amended and supplemented as follows:


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     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's sole discretion, which determinations will be final and binding. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approval specified in Section 15 ("Certain Legal Matters; Required Regulatory Approvals") of the Offer to Purchase.

     Section 14 ("Certain Conditions of the Offer") and Section 15 ("Certain Legal Matters; Required Regulatory Approvals") shall be construed consistent with the above amendment to Section 2 ("Acceptance for Payment and Payment for the Shares.")

5.   PRICE RANGE OF THE SHARES.

     The discussion set forth in Section 6 ("Price Range of the Shares; Dividends") of the Offer to Purchase is hereby amended and supplemented as follows:

     On January 5, 2000, the last full trading day prior to the Purchaser's announcement of the increase in the Offer Price, the last reported sale price on the NASDAQ/NMS for the Shares was $7.00. The increased Offer Price represents a 14.3% premium over the January 5, 2000 closing price. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

6.   SOURCE AND AMOUNT OF FUNDS.

     The discussion set forth in Section 12 ("Source and Amount of Funds") of the Offer to Purchase is hereby amended and supplemented as follows:

     Stockwalk has discretionary lines of credit with Wells Fargo Bank, National Association, Harris Trust and Savings Bank and Duetsche Bank which permit Stockwalk to borrow up to a maximum of $65,000,000 subject to certain limitations. Currently, there is approximately $31,000,000 available under these credit agreements, subject to the approval of the lenders. Amounts borrowed under the credit lines bear interest at varying rates tied to the banks' cost of funds. Advances currently bear an effective rate of approximately 3% over the Federal Funds Rate. Advances under the credit lines are secured by Stockwalk's proprietary inventory, customer securities collateralizing liabilities subordinated to claims of general creditors and unpaid customer securities and are payable on demand. The agreements require Stockwalk to maintain certain financial debt covenants. Advances are limited to a percentage of the value of the collateral and are subject to the approval of the lender.

     Stockwalk has no definite plan to repay any borrowings incurred to purchase tendered Shares. However, Stockwalk presently is offering to selected accredited investors up to $21,000,000 in common stock and warrants to purchase common stock. The placement is expected to be completed by March 1, 2000. Subscribers will receive one share of "restricted" common stock of Stockwalk and a three-year warrant to purchase one share of restricted common stock of Stockwalk at $10.00 per share (the "Units") at an offering price of $7.50 per Unit. While there is no



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assurance that any or all of the Units will be sold, proceeds of this private placement will be used to complete the purchase of Shares tendered and to pay or reduce borrowings incurred in connection therewith.

7.   DIVIDENDS AND DISTRIBUTIONS.

     The discussion set forth in Section 13 ("Dividends and Distributions") of the Offer is hereby supplemented as follows:

     Any adjustments in the purchase price for the Shares as a result of a cash dividend or distribution will not be made without notice to shareholders and extension of the Offer as required by Rule 14e-1(b).

8.   REGULATORY APPROVALS RECEIVED BY THE PURCHASER.

     The discussion set forth in Section 15 ("Certain Legal Matters; Required Regulatory Approvals") is hereby amended and supplemented as follows:

     On December 25, 1999, the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act ("HSR") expired without any action having been taken by the Federal Trade Commission.



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Manually signed facsimile copies of the Letter of Transmittal will be accepted.
Letters of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer Is:

                          FIRSTAR BANK MINNESOTA, N.A.

                                    By Mail:
                              101 East Fifth Street
                            St. Paul, Minnesota 55101
                           Corporate Trust Department

                         By Hand or Overnight Delivery.
                              101 East Fifth Street
                            St. Paul, Minnesota 55101
                           Corporate Trust Department

                  By Facsimile (For Eligible Institutions Only)
                                 (651) 229-6415
                         Confirm Facsimile by Telephone:
                                 (651) 229-2600

ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH BELOW. Additional copies of this Second Supplement, the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer Is:

                           BEACON HILL PARTNERS, INC.
                                 90 Broad Street
                                   20th Floor
                            New York, New York 10004
                                 (800) 755-5001
                                       or
                             Collect (212) 843-8500

                      The Dealer Manager for the Offer Is:

                                RJ STEICHEN & CO
                               One Financial Plaza
                             120 South Sixth Street
                              Minneapolis, MN 55402
                                 (612) 341-6200
                                 (800) 328-4836